Exhibit 99.1

FOR RELEASE: September 13, 2012	INVESTOR CONTACT: Jack Monti - 248.813.2385
jack.monti@delphi.com

MEDIA CONTACT: Lindsey Williams - 248.813.2528
lindsey.c.williams@delphi.com

Delphi Announces New $750 Million Share Repurchase Program

GILLINGHAM, England & TROY, Mich. - Delphi Automotive (NYSE: DLPH) today announced that its Board of Directors has authorized a new share repurchase program of up to $750 million of Delphi's outstanding ordinary shares. This program follows the completion of $300 million of share repurchases under Delphi's previously announced share repurchase program that commenced in January 2012.
“Today's announcement highlights both our strong balance sheet and free cash flow generation” said Kevin Clark, senior vice president and chief financial officer of Delphi. “We are pleased to have the financial flexibility to opportunistically allocate our capital to this share repurchase program while maintaining our focus on driving growth and executing on our strategy. This action demonstrates our commitment to further delivering shareholder value while maintaining our investment grade credit metrics.”
Under the program, Delphi is authorized to repurchase up to $750 million of its outstanding ordinary shares. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors. Repurchases may be made in the open market or in privately negotiated transactions.

About Delphi
Delphi Automotive (NYSE: DLPH) is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

Forward-Looking Statements
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results.  All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company.  It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
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